UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 15, 2010

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania	19040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On December 15, 2010, InfoLogix, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Stanley Black & Decker, Inc. a Connecticut corporation (“Parent”), and Iconic Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”).

Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).  At the effective time of the Merger, each outstanding share of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) will be cancelled and converted automatically into the right to receive $4.75 in cash, without interest, except for shares (i) in respect of which appraisal rights have been properly exercised under Delaware law and (ii) owned by the Company or any of its wholly owned subsidiaries or by Parent or any of its wholly owned subsidiaries.  At the effective time of the Merger, options to acquire shares of Common Stock held by three of the Company’s executive officers and the vested stock options to acquire shares of the Common Stock that are “in the money” held by two members of the Company’s board of directors will be cancelled in exchange for an amount per share of Common Stock underlying the applicable stock option equal to $4.75 less the exercise price payable in respect of each share of Common Stock underlying the stock option.  Furthermore, each warrant to acquire shares of Common Stock that are currently “in the money” that is outstanding and unexercised immediately prior to the effective time of the Merger, will be cancelled in exchange for an amount per share of Common Stock underlying the applicable warrant equal to $4.75 less the exercise price payable in respect of each share of Common Stock underlying the warrant.

The Company presently has outstanding approximately $22.1 million of indebtedness to Hercules Technology Growth Capital, Inc. (“Hercules”).  In connection with the Merger Agreement and pursuant to a Purchase and Sale Agreement, dated December 15, 2010 by an among Parent, Hercules and Hercules Technology I, LLC (“HTI”), a wholly owned subsidiary of Hercules, (the “Purchase and Sale Agreement”), which addresses the treatment of all outstanding debt owed by the Company to Hercules and HTI’s outstanding warrant to purchase shares of Common Stock, immediately prior to the effective time of the Merger, Parent will purchase all of the Company’s indebtedness to Hercules.  The Purchase and Sale Agreement also provides for the cash-out of HTI’s warrant and the ability of Hercules to convert certain obligations currently outstanding into Common Stock.  Parent would be substituted in place of Hercules under the Company’s Amended and Restated Loan Agreement dated November 20, 2009, as amended February 19, 2010, April 6, 2010, June 25, 2010 and October 28, 2010.  A portion of the proceeds payable to holders of options and warrants upon the Merger, as well as amounts paid immediately prior to the effective time of the Merger in satisfaction of certain of the Company’s indebtedness at the effective time will be set aside for deposit into an escrow fund for subsequent release.

The consummation of the Merger is subject to various customary closing conditions, including (i) 20 days having elapsed from the mailing of the definitive information statement, with respect to the Merger Agreement, to the Company’s stockholders in conjunction with the Securities

Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (ii) the absence of a material adverse effect on the Company, (iii) the absence of legal prohibitions on the completion of the Merger, (iv) the accuracy of the representations and warranties made by the Company, Parent and Merger Sub and (v) the performance, in all material respects, by each of the Company, Parent and Merger Sub of all of its respective obligations, agreements and covenants under the Merger Agreement.  The Merger is not subject to any financing condition.  Completion of the Merger is expected to occur early in the first quarter of 2011 although there can be no assurance the Merger will close during the expected time frame or at all.

The Merger Agreement contains customary representations and warranties made by the Company, Parent and Merger Sub.  The Company has also agreed to various covenants in the Merger Agreement, including, among other things, covenants (i) to conduct its material operations in the ordinary course of business consistent with past practice and (ii) not to take certain actions prior to the closing of the Merger without the prior consent of Parent.

The Merger Agreement prohibits the Company from soliciting or encouraging competing acquisition proposals. The Company may, however, subject to the terms and conditions set forth in the Merger Agreement, provide information to a third party that makes an unsolicited acquisition proposal during the 30 calendar day period after the date of the Merger Agreement and may engage in discussions and negotiations with such third party until the expiration of 30 days after the date of the Merger Agreement, provided that, among other things, the Board determines in good faith (after consultation with its outside counsel) that such unsolicited acquisition proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined in the Merger Agreement). Under certain circumstances, the Company is permitted to terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, provided that the Company must, among other things, notify Parent at least three days in advance of its intention to take such action and concurrently with entering into such agreement pay Parent the termination fee discussed below.

The Merger Agreement may be terminated by either the Company or Parent in certain circumstances, and if the Merger Agreement is terminated, then the Company or Parent may be required under certain circumstances specified in the Merger Agreement to pay the other a termination fee of $2,000,000.

The foregoing summary description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

The Merger Agreement has been attached as an exhibit to this Current Report on Form 8-K to provided investors and security holders with information regarding its terms.  It is not intended to provide any other financial information about the parties thereto or their respective subsidiaries and affiliates.  The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the  parties thereto; may be subject to limitations agreed upon by such parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Merger Agreement or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties thereto.

A copy of the joint press release issued by the Parent and Company on December 15, 2010 in connection with the execution of the Merger Agreement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective December 15, 2010, the Board of Directors of the Company adopted, amended and restated the by-laws of the Company. Article II, Section 2.9 of the by-laws was amended to permit the approval of a corporate action by written consent of stockholders holding a majority of the capital stock of the Company entitled to vote on the matter.  Prior to amending and restating the by-laws, corporate action by written consent of stockholders required the unanimous approval of all holders of the capital stock of the Company entitled to vote on the matter.

A copy of the amended and restated by-laws of the Company is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 5.07.              Submission of Matters to a Vote of Security Holders.

After the execution of the Merger Agreement, pursuant to the terms of a Written Consent and Voting Agreement (the “Voting Agreement”) entered into by and among Parent, Hercules and HTI (Hercules and HTI, together, the “Principal Stockholders”), which Principal Stockholders together own approximately 70.1% of the outstanding Common Stock, the Principal Stockholders executed and delivered to the Company a written consent approving and adopting the Merger Agreement and the transactions contemplated thereby, including the Merger.  As a result, no further action by any other Company stockholder is required in connection with the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.  The Company will file with the Securities and Exchange Commission and mail to its stockholders, as promptly as practicable, an information statement describing the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Voting Agreement terminates upon the earliest of (i) the effective date of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) an amendment to the Merger Agreement without the prior written consent of Hercules that reduces the amount, changes the form or imposes any material restrictions or conditions on the receipt of the consideration payable in the Merger or is otherwise adverse to the holders of the Common Stock.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

2.1                                 Agreement and Plan of Merger, dated as of December 15, 2010, by and among Stanley Black & Decker, Inc., Iconic Merger Sub, Inc., and InfoLogix, Inc.

3.1                                 Amended and Restated By-laws of the InfoLogix, Inc., effective as of December 15, 2010.

10.1                           Written Consent and Voting Agreement, dated as of December 15, 2010, by and among Stanley Black & Decker, Inc., Hercules Technology I, LLC and Hercules Technology Growth Capital, Inc.

99.1                           Press release dated December 15, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: December 15, 2010	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer

Exhibit Index

2.1                                 Agreement and Plan of Merger, dated as of December 15, 2010, by and among Stanley Black & Decker, Inc., Iconic Merger Sub, Inc., and InfoLogix, Inc.

3.1                                 Amended and Restated By-laws of the InfoLogix, Inc., effective as of December 15, 2010.

10.1                           Written Consent and Voting Agreement, dated as of December 15, 2010, by and among Stanley Black & Decker, Inc., Hercules Technology I, LLC and Hercules Technology Growth Capital, Inc.

99.1                           Press release dated December 15, 2010.